EXHIBIT 10.1

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW.  THIS PROMISSORY NOTE MAY NOT BE SOLD, DISTRIBUTED, PLEDGED, OFFERED FOR SALE, ASSIGNED, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS: (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAW COVERING ANY SUCH TRANSACTION INVOLVING THIS PROMISSORY NOTE; (B) THE COMPANY (DEFINED BELOW) RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THIS PROMISSORY NOTE STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION AND SUCH OPINION IS IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY; OR (C) PURSUANT TO RULE 144 UNDER SUCH ACT.

VENDINGDATA CORPORATION
9% NOTE DUE AUGUST 15, 2007

$	August , 2004

For Value Received, the undersigned VendingData Corporation, a Nevada corporation (“Obligor”), hereby promises to pay to the order of                    or (his/her/its) registered assigns (“Holder”) on August 15, 2007 (the “Payment Date”), the principal sum of                    Dollars ($           ) and to pay interest on the unpaid principal balance hereof from the date hereof at a rate of 9% per annum, payable semi-annually, in arrears, on June 1 and December 1, until this Note is paid off and satisfied in full.  Interest shall be calculated on the basis of a 365/366-day year and actual days elapsed.  Accrued but unpaid interest shall not be compounded.

The outstanding principal balance under this Note and all accrued and unpaid interest shall be due and payable in a single balloon payment on the Payment Date.  At its discretion, Obligor may, at any time, redeem the Note prior to the Payment Date (“Pre-Payment”).  If a Pre-Payment occurs on or prior to August 15, 2005, the unpaid principal balance will be multiplied by one hundred and three percent (103%).  If a Pre-Payment occurs after August 15, 2005 and prior to August 15, 2006, the unpaid principal balance will be multiplied by one hundred one and five/tenths percent (101.5%).  If a Pre-Payment occurs on or after August 15, 2006, the unpaid principal shall remain at par.

This Note is being issued as part of a Unit consisting of a Common Stock Purchase Warrant (the “Warrant”) to purchase One Thousand Five Hundred (1,500) shares of the Obligor’s common stock (“Common Stock”) with an exercise price of Five Dollars ($5.00) per share for each Twenty-Five Thousand Dollars ($25,000) of original principal amount of this Note.

This Note and the Warrant are not detachable unless and until this Note is satisfied and paid in full in accordance herewith.  Exercise of certain rights under the Warrant are expressly subject to certain conditions contained therein and herein.

This Note is secured pursuant to the terms of that certain Security Agreement of even date herewith.  Holder agrees that all notices, demands, consents and other rights of Holder are to be exercised pursuant to that certain Security Agreement of even date herewith.

This Note and the Warrant are issued as part of a private placement of up to Ten Million Dollars ($10,000,000) in senior notes and warrants (the “Private Placement”).  This Note shall be pari passu to all of the Notes issued as part of the Private Placement.  As long as at least fifteen percent (15%) of the original outstanding principal on the notes issued under the Private Placement is outstanding, Obligor hereby agrees to not issue other indebtedness that is senior in rank to this Note, or any note issued pursuant to the Private Placement, and hereby agrees to not issue more than Fifteen Million Dollars ($15,000,000) in indebtedness (including that total resulting from the Private Placement) unless:

1.                                       Obligor obtains the prior written consent from holders of at least two-thirds (2/3rds) of the then outstanding and unpaid principal on the notes issued under the Private Placement; or

2.                                       Obligor agrees to use the proceeds from any such issuance of indebtedness to repay the then outstanding and unpaid principal on the notes issued under the Private Placement.

In the event any action is taken to collect or enforce this Note, Obligor agrees to pay, in addition to the principal and interest due and payable hereon, all reasonable costs of collecting this Note, including reasonable attorneys’ fees and expenses. These costs shall include any expenses incurred by Holder in any bankruptcy, reorganization, or other insolvency proceeding.

No delay or omission of Holder in exercising any right or rights, shall operate as a waiver of such right or any other rights. A waiver on one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

The liability of Obligor under this Note (and the liability of any endorsers of this Note) shall not be discharged, diminished or in any way impaired by:  (1) any waiver by Holder or failure to enforce or exercise rights under any of the terms, covenants or conditions of this Note; (2) the granting of any renewal, indulgence, extension of time to Obligor, or any other obligors of the Indebtedness; or (3) the addition or release of any person or entity primarily or secondarily liable for the Indebtedness.

In no event shall the interest rate charged or received hereunder at any time exceed the maximum interest rate permitted under applicable law. Payments of interest received by Holder hereunder which would otherwise cause the interest rate hereunder to exceed such maximum interest rate shall, to the extent of such excess, be deemed to be (and be deemed to have been contracted as being) prepayments of principal and applied as such.

Holder may not assign this Note without the prior written consent of Obligor, which consent may be granted or withheld in Obligor’s sole discretion.  Any purported assignment in violation of this provision shall be void.  This Note shall be binding upon the Obligor and its successors and assigns and shall inure to the benefit of Holder and its successors and assigns. Every person and entity at any time liable for the payment of this Note hereby waives demand, presentment, protest, notice of protest, notice of nonpayment due and all other requirements otherwise necessary to hold them immediately liable for payment hereunder.

This Note is governed by and shall be construed and enforced in accordance with the laws of the State of Nevada.  Any dispute arising under this Note shall be brought in any state of federal court of competent jurisdiction sitting in Clark County, Nevada.

Time is of the essence with respect to all of the terms and provisions of this Note.

VENDINGDATA CORPORATION

By:
Steven J. Blad President and Chief Executive Officer